UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/17/2007

RAYONIER INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6780

North Carolina	13-2607329
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

50 North Laura Street
Jacksonville, Florida
32202
(Address of principal executive offices, including zip code)

904-357-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Retirements

Effective May 17, 2007, Ronald M. Gross and Katherine D. Ortega retired from the Board of Directors as a result of reaching the mandatory retirement age specified in the Company's Corporate Governance Principles.

Amendments to the 2004 Rayonier Incentive Stock and Management Bonus Plan

On May 17, 2007, the Company's shareholders approved certain amendments to the 2004 Rayonier Incentive Stock and Management Bonus Plan (the "Plan"). The Plan was amended to increase the number of shares available for issuance as restricted stock, performance shares, stock appreciation rights settled in common stock and performance bonus awards from 1.16 million to 2.66 million. The Plan was also amended to allow non-employee directors to be eligible to receive awards of restricted stock and stock options pursuant to the Plan. In addition, the Plan was amended to provide that shares exchanged as payment for the exercise price of stock options will not be available to be used for subsequent awards. A copy of the Plan, as amended, is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendments to Amended and Restated Articles of Incorporation

On May 17, 2007, the Company's shareholders approved an amendment to Article V of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to provide for a majority vote standard in director elections. The amendment became effective as of May 18, 2007. A copy of the amended Articles of Incorporation is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Amendments to Bylaws

On May 18, 2007, the Board of Directors approved an amendment to Article 7 of the Company's Bylaws to allow the Company to issue stock in uncertificated form. A copy of the Bylaws, as amended, is attached hereto as Exhibit 3.2 and is incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC.

Date: May 22, 2007	By:	/s/ CARL E. KRAUS
Carl E. Kraus
Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description
EX-10.1	2004 Rayonier Incentive Stock and Management Bonus Plan
EX-3.1	Amended and Restated Articles of Incorporation of Rayonier Inc.
EX-3.2	Bylaws of Rayonier Inc.